Exhibit 10.7
FOURTH AMENDMENT
TO THE 1996 LONG-TERM INCENTIVE PLAN
OF
BALLY TOTAL FITNESS HOLDING CORPORATION
1.	Section 3 of the Plan is hereby amended by changing the number of aggregate Shares subject to the Plan from four million six hundred thousand (4,600,000) Shares to six million one hundred thousand (6,100,000) Shares.

2.	This Fourth Amendment shall be effective as of December 5, 2000.